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FORM 4                                                                                                       OMB APPROVAL
------                                                                                              --------------------------------
                                                                                                    OMB Number:           3235-0287
[ ] Check this box if no longer                                                                     Expires:     September 30, 1998
    subject to Section 16. Form 4                                                                   Estimated average burden
    or Form 5 obligations may                                                                       hours per response..........0.5
    continue. See Instruction 1(b)                                                                  --------------------------------
                                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, D.C. 20549

                                             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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
1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
   Lerner          David                    Quick-Med Technologies, Inc.                        (Check all applicable)
--------------------------------------------------------------------------------------------
   (Last)         (First)    (Middle)    3. IRS or Social   4. Statement for Month/Year       [X] Director  [X] 10% Owner
                                            Security Number                                   [X] Officer   [ ] Other
                                            of Reporting                                         (give title   (specify below)
                                            Person                                                below)
   401 NE 25th Terrace                      (Voluntary)        March 2002                         President
---------------------------------------                     ------------------------------------------------------------------------
        (Street)                                            5. If Amendment, Date of         7. Individual or Joint/Group Filing
                                                               Original (Month/Year)           (check applicable line)
   Boca Raton     Florida    33431                                                           [X] Form Filed by One Reporting Person
-------------------------------------------------------------------------------------------- [ ] Form Filed by More than One
   (City)         (State)    (Zip)                                                              Reporting Person

------------------------------------------------------------------------------------------------------------------------------------

                                        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)                                      Beneficially     Indirect (I)        Beneficial
                                                   (Instr. 3, 4 and 5)               Owned at End of  (Instr. 4)          Ownership
                         (Month/  ------------------------------------------------   Month                                (Instr. 4)
                         Day/Year)   Code     V       Amount      (A) or (D) Price  (Instr. 3 and 4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                         4,273,000              D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/        (Instr. 8)      Securities
   (Instr. 3)     Derivative     Year)                              Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)

                                                                   (Instr. 3, 4,
                                                                    and 5)
                                                --------------------------------------
                                                      Code    V    (A)      (D)
--------------------------------------------------------------------------------------
Options to
Purchase
Common Stock         (1)           3/24/02             A            A
--------------------------------------------------------------------------------------
Convertible
Notes                $1.00         1/1/02              P            A
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)      (Instr. 5)     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month           (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
----------------------------------------------------------------------------------------------------------
                      Common
  3/24/02  1/15/07    Stock      125,000                       375,000           D
----------------------------------------------------------------------------------------------------------
                      Common
  1/1/02   1/1/12     Stock       26,190                        26,190           D
----------------------------------------------------------------------------------------------------------

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
Explanation of Responses:

(1) The exercise price of the options granted on March 25, 2002 is equal to 75% of the average closing bid price of Quick-Med stock during the first 60 days after commencement of trading.



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                 /s/ DAVID LERNER                      4/5/02
                                 -------------------------------    ------------
                                 **Signature of Reporting Person        Date

                                 Page 2 of 2                     SEC 1474 (3/91)